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                     June 15, 2022

       John P. Daly
       Vice President and Chief Financial Officer
       CRAWFORD UNITED Corp
       10514 Dupont Avenue
       Cleveland, Ohio 44108

                                                        Re: CRAWFORD UNITED
Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            File No. 000-00147
                                                            CORRESP filed June
13, 2022

       Dear Mr. Daly:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences